Exhibit 10.8
THIRD AMENDMENT TO LEASE
     This Amendment date July 15, 2005 for reference purposes only, is made by and between Tasman V, LLC (hereinafter sometime called “Lessor”) and Adeza Biomedical Corporation (hereinafter sometimes called “Tenant”) for Premises commonly known as 1240 Elko Drive, Sunnyvale, California.
RECITAL
A.	Tenant entered into that certain Lease Agreement dated July 7, 1999 with the Landlord for the premises.

B.	On August 8, 2002, Tenant extended the lease according to the First Amendment to Lease

C.	The current lease term and extension expired on April 14, 2004 and tenant has remained month-to-month

D.	On October 12, 2004 Tenant extended the lease for an additional one-(1) year from October 1, 2004 to September 30, 2005. The monthly rent due under said lease shall remain unchanged at $16,720.

E.	Subject to the provisions of the Lease Agreement and this Second Amendment, the tenant wishes to renew the lease.
AGREEMENT
     For and in consideration of the mutual covenants and undertakings set forth hereinafter the parties agree as follows:
1.	Extension of Lease Term: The Lease term shall be extended an additional one (1) year from October 1, 2005 to September 30, 2006.

2.	Base Monthly Rent: The monthly rent due during this extension shall be $14,960.00

3.	Option to Renew: Lessee shall have the option to extend the term of the Lease on all of the provisions contained in the Lease for two-(2) additional one-(1) year period(s) following the expiration the term specified in Paragraph 1 of this agreement by giving written notice of exercise of the option to Lessor not less than 120 days before the expiration of the lease term as specified in paragraph 1 of this agreement. The base monthly rent to be paid by Lessee during the option term shall at market rent rate.

4.	Effect of Amendment: Each term used herein with initial capital letters shall have the meaning ascribed to such term in the Lease unless specifically otherwise defined herein. In the event of any inconsistency between this Amendment and the Lease, the terms of this Amendment shall prevail. Time is of the essence as to each and every provision of this amendment.

5.	Entire Understanding: This Amendment and Lease shall constitute the entire agreement between the parties and no other written or oral agreement or understanding exists between the parties. All other terms and conditions of the Lease shall remain the same. In the event of any inconsistency between this Amendment and the Lease, the terms of the Amendment shall prevail.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date written below.

Landlord:	Tasman V, LLC	Tenant:	Adeza Biomedical Corporation

By:	/s/ Jack E. Horton	By:	/s/ Mark Fischer-Colbrie

Name Printed:	Jack E. Horton	Name Printed:	Mark Fischer-Colbrie

Title:	Mgr. Member	Title:	VP Finance & Administration

Date:	9-16-05	Date:	9-12-05